Vertex Energy Operating LLC 8-K

Exhibit 10.2

SWAPKIT PURCHASE AGREEMENT

This Swapkit Purchase Agreement (the "Agreement") is made and entered into as of the 26th day of May, 2021, by and among Vertex Energy Operating, LLC, a Texas limited liability company (the "Buyer") and EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US, a Delaware limited liability company (the "Seller"). Buyer and Seller are each a "Party" and collectively referred to as the "Parties".

RECITALS

WHEREAS, Buyer, Seller, Shell Oil Company, Inc., and Shell Chemical LP have executed that certain Sale and Purchase Agreement contemporaneously herewith (the “SPA”) related to Buyer’s acquisition of the Shell Refinery located in Mobile, Alabama (the “Refinery”), all capitalized terms not otherwise defined herein shall have the meanings set forth in the SPA; and

WHEREAS, Pursuant to the SPA, the Parties have entered into a license for proprietary software (the “Shell Software License”);

WHEREAS, as one IT solution the Parties agree that Buyer will purchase a functional swapkit from Seller (the “Swapkit”); and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Swapkit, on the terms and conditions set forth in this Agreement (the "Transaction"); and

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the recitals above which are hereby incorporated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.                Incorporation by Reference. The foregoing recitals and all Exhibits attached hereto and referred to herein are hereby acknowledged and are incorporated herein by this reference as if fully set forth in this Agreement.

2.                Purchase and Sale of Swapkit. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, convey, transfer, and deliver to Buyer, and Buyer agrees to purchase, accept, and acquire from Seller, the Swapkit.

3.                Purchase Price and Payment. The purchase price for the Swapkit shall be Eight Million Seven Hundred Thousand and 00/100 dollars ($8,700,000.00) (the "Purchase Price"), which amount shall be payable to Seller in immediately available funds either (x) at Closing and subject to the Closing Adjustment set forth in Section 2.09(i) of the SPA, or (y) in the event the SPA is terminated, in accordance with Section 15.04 of the SPA.

4.                Provision of Swapkit.

4.1	Upon Closing Seller will deliver the Swapkit which will enable the Buyer to continue to operate the Refinery in substantially the same manner and to substantially the same extent as the Assets were operated by Seller immediately preceding the Closing Date.
4.1.1	RESERVED.

4.1.2	Up and until the Completion Date, Seller shall have sole control and management over the development and implementation of the Swapkit.
4.1.3	The Seller will provide high-level, monthly progress reports to the Buyer in the period between the date of this Agreement and the Closing Date.
4.1.4	Prior to the Closing Date Buyer will deliver knowledge transfer to the Transferred Employees.
4.1.5	Immediately following the Closing Date, Seller will hand over the control and management of the Swapkit to the Buyer. Buyer will be solely responsible for the full operation and support of the Swapkit.
4.1.6	The Parties acknowledge that the Seller makes use of certain Seller Software, IT Systems, Third Party Software and IT Equipment and Non-Group IT Equipment in connection with the business and operations of the Refinery.
4.1.7	The Seller or an Affiliate of the Seller shall grant to the Buyer a license to continue to use copies of certain Seller Software pursuant to the Shell Software License Agreement and the Shell Process License Agreement, attached hereto as Exhibits A and B.
4.1.8	For the avoidance of doubt, the Buyer acknowledges that the Seller gives no warranty or representation that any license, lease or consent will be granted.

5.                The Closing.

5.1	Upon the terms and subject to the conditions of this Agreement and the SPA, the Closing of the purchase and sale of the Swapkit shall occur simultaneously with the closing of the purchase of the Assets under the SPA (the “Closing Date”), at such time and place as may be agreed upon by the Parties.
5.2	At Closing, Seller shall deliver to Buyer a bill of sale executed by Seller, substantially in the form attached hereto as Exhibit A (the "Bill of Sale") and Buyer shall deliver the Purchase Price, as Purchase Price is defined in this Agreement.
5.3	Seller’s Conditions to Close. Seller’s obligation to close the Transaction contemplated hereby at the Closing Date shall be subject to the simultaneous closing of the purchase of the Assets under the SPA.
5.4	Buyer’s Conditions to Close. Buyer’s obligation to close the Transaction contemplated hereby at the Closing shall be subject to (a) the simultaneous closing of the purchase of the Assets under the SPA, and (b) the Swapkit shall be functioning such that when working in concert with the Shell Software License Agreement and the Shell Processing Agreement, Buyer has possession of, and the right to use, all IT that is required to operate the Refinery and also in the ordinary course.

6.	Representations and Warranties. Seller represents and warrants to Buyer that it has title to and ownership of the Swapkit conveyed to Buyer under this Agreement and has all the rights necessary to convey the Swapkit. However, Seller does not make and is not to be taken as making any statement, representation or warranty as to the fitness for purpose of the Swapkit nor the adequacy, accuracy or completeness of any information made available in connection with this Agreement. Furthermore, to the fullest extent permitted by law, Seller (a) hereby excludes any representation or warranty with regard to the functionality or fitness for purpose of the Swapkit, and (b) excludes all liability with regard to the functionality or fitness for purpose of the Swapkit. Any use of the Swapkit is at the sole risk of the Buyer.

7.                   Additional Buyer Covenants.

The Buyer undertakes with the Seller, for the benefit of the Seller and the other members of the Shell Group, that no member of the Buyer’s Group will have any rights in the Seller Software, the Third Party Software, IT Systems, IT Equipment or the Non-Group IT Equipment whatsoever and the Buyer shall covenant that:

7.1               No member of the Buyer’s Group uses any Seller Software (including, for the avoidance of doubt, Shell Group infrastructure desktop operational software as provided by other members of the Shell Group to the Buyer, which will not be licensed or otherwise transferred to the Buyer for use on or after the Closing Date), IT Systems, IT Equipment, Third Party Software or Non-Group IT Equipment on or after the Closing Date; and

7.2               within thirty (30) Business Days of the Closing Date any non-licensed Seller Software or Third Party Software remaining on the IT Systems of the Buyer will be permanently removed or deleted from such equipment and systems and any copies of that software are destroyed and Buyer shall confirm such deletion in writing to Seller or, at the Seller’s request, returned to the Seller or another member of the Shell Group notified by the Seller to the Buyer; and

7.3               Section 7.1 does not apply to any IT Systems to the extent that the Buyer is permitted to use that software under the Shell Software License Agreement or any other agreement or to Third Party Software or Non-Group IT Equipment to the extent that (a) the Buyer is permitted to use that software or equipment under a consent, license or lease obtained by Buyer including without limitation as set forth in Exhibit B and Exhibit C; and/or (b) the use of any such Third Party Software or Non-Group IT Equipment is otherwise granted by the owner of the intellectual property rights in that Third Party Software IT Systems or by the owner of that IT Equipment or that Non-Group IT Equipment.

7.4               Except to the extent otherwise provided for under this Agreement or exhibits to the SPA, on or before the Completion Date the Buyer shall be removed from the IT Systems of the Shell Group and neither the Seller nor any other member of the Shell Group shall have any liability whatsoever after the Closing Date in relation to the provision to, or supply to, the Buyer of: any information technology related hardware, software, components, data, databases and/or services; or any access to the IT Systems of the Shell Group.

7.5               Within six (6) months from the Closing Date, and except for the IP addresses required for the site to continue to run from and after the Effective Time, Buyer shall use commercially reasonable efforts to remove all Shell IP-addresses and all references to Shell, Seller and other Affiliates of Seller, from the IT Systems and names and identifiers of, the information technology networks of the Buyer; and

7.6               until the Shell IP-addresses have been removed from and all references to Shell, Seller and other Affiliates of Seller have been removed from all IT System names and identifiers of, the information technology networks of the Buyer, the Shell IP-addresses shall only be used internally and shall not be used for communication with other parties via the internet without the use of a device or application that dynamically changes the Shell IP address into an IP address authorized for use on the internet and owned by a member of the Buyer’ Group.

7.7               Within sixty (60) Business Days following Closing, Buyer shall provide written confirmation that it has complied with the provisions of Section 7.1, 7.3 and 7.4 and shall, if so requested by the Buyer, provide (at no cost to the Buyer) confirmation of an independent auditor of the Buyer’s compliance with this Section 7.

7.8               The Buyer shall, at its sole cost and expense, indemnify, defend and hold harmless the Seller and each other member of the Shell Group from and against any actions, claims, proceedings, liabilities, obligations, losses, fines, penalties, damages, costs, expenses and payments incurred or suffered by the Seller or such other member of the Shell Group as a result of, or relating to, the failure of the Buyer to comply with its obligations under this Section 7.

7.9               The Buyer acknowledges that, to the extent that the Buyer receives infrastructure or other IT related services prior to the Closing Date pursuant to an agreement between a member of the Shell Group and the relevant service provider, the Buyer shall not be entitled to receive such services after Closing under such agreement. Otherwise, Buyer shall be solely responsible (at its own cost) for ensuring that the Buyer has access to such infrastructure and other IT related services as they require after Closing (including by concluding such new agreements with relevant service providers as may be necessary).

8                     Liability and Indemnification.

8.1            General. Neither Party excludes or limits its liability for fraud arising from its negligence or for any liability, to the extent such liability cannot be excluded or limited as a matter of applicable law. This Clause does not affect the indemnities given in this Agreement.

8.2            Liability Exclusion. To the extent permitted by applicable law, each Party excludes any liability to the other for loss of business, loss of anticipated or actual profit, loss of goodwill or reputation, loss caused by business interruption or any indirect, special or consequential cost, expense, loss or damage, arising out of or in connection with this Agreement or the Swapkit, whether arising in contract, tort or otherwise and even if such loss or business interruption was reasonably foreseeable, except where such loss or business interruption arises out of or in connection with a misuse of the Swapkit or as expressly provided otherwise in this Agreement. Further, the Seller excludes any liability to the Buyer in connection with any actual or alleged infringement of third party intellectual property or other rights.

8.3            Indemnification by Buyer. The Buyer shall, at its sole cost and expense, indemnify, defend and hold harmless the Seller and each other member of the Shell Group from and against any actions, claims, proceedings, liabilities, obligations, losses, fines, penalties, damages, costs, expenses and payments incurred or suffered by the Seller or such other member of the Shell Group as a result of, or relating to, the failure of the Buyer to comply with its obligations under this Agreement. In particular, but without limitation to the foregoing, the Buyer shall pay directly to any third party, or reimburse any member of the Shell Group in respect of, any costs, fees or expenses payable in connection with the possession or use, or access, on or following the Closing Date, of Third Party Software, IT Systems, IT Equipment or Non-Group IT Equipment by the Buyer (including any monies payable from a member of the Shell Group or the Buyer’s Group to the owner of the intellectual property rights in the Third Party Software ,IT Systems, IT Equipment or of the Non-Group IT Equipment, whether in relation to the transfer of existing licenses, subscription services or leases, pursuant to existing or new licenses or leases or otherwise).

8.4            Indemnification by Seller. The Seller shall, at its sole cost and expense, indemnify, defend and hold harmless the Buyer and each other member of the Buyer Group from and against any actions, claims, proceedings, liabilities, obligations, losses, fines, penalties, damages, costs, expenses and payments incurred or suffered by the Buyer or such other member of the Buyer Group as a result of, or relating to, the failure of the Seller to comply with its obligations under this Agreement. Notwithstanding the foregoing, Seller’s total liability to Buyer including any indemnification obligation set forth in this section 8.4 shall never, in aggregate, exceed the Purchase Price.

8.5            Indemnification Exclusion. The requirements for the Seller to release, indemnify, defend and hold harmless the Buyer do not apply to:

8.5.1	liabilities, claims, losses, damages, costs (including legal fees) and expenses that did not arise in connection with the Agreement or that are unrelated to the Swapkit; or
8.5.2	liabilities, claims, losses, damages, costs (including legal fees) and expenses caused by the gross negligence or wilful misconduct of an indemnified Party; or
8.5.3	fines, punitive or exemplary damages, or penalties payable to any governmental or non-governmental third party by an indemnified party; or
8.5.4	liabilities, claims, losses, damages, costs (including legal fees) and expenses arising from non-permitted use or disclosure of Swapkit or breach of intellectual property rights.

9                     Miscellaneous.

9.1.             Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the applicable Parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

9.2.             Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.3.             Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Buyer will assign this agreement at Closing to its wholly owned subsidiary, Vertex Refining Alabama LLC, a Delaware limited liability company (“VRA”), whereafter VRA will assume and agree to perform all of Buyer’s covenants and agreements set forth herein, provided, however, that notwithstanding such assignment Buyer shall remain primarily liable for its covenants and agreements hereunder.

9.4.             Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities, except that Section 8 is intended to benefit the indemnified parties referenced therein.

9.5.             Severability. Any provision of this Agreement which is held by a court or arbitrator of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

9.6.             PDF; Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Signatures exchanged by facsimile or other electronic means (including .pdf by email) shall be deemed original signatures for all purposes.

9.7.             Governing Law. This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Texas.

9.8.             Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given in accordance with Section 17.01 of the SPA.

9.9.             Further Assurances. Each of the Parties to this Agreement shall cooperate with the other and execute and deliver to the other party to this Agreement such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party to this Agreement as necessary to carry out or evidence the purposes of this Agreement.

9.10.          Costs and Expenses. Each of the Parties shall be solely responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

9.11.          Entire Agreement. This Agreement, including exhibits hereto, constitutes the entire, integrated agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior understandings, correspondence, negotiations, and agreements of the Parties with respect to the subject matter hereof.

[Signature Page(s) to Follow.]

IN WITNESS WHEREOF, the Parties have executed this Swapkit Purchase Agreement as of the date first set forth above.

SELLER: BUYER:

EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US

By: /s/ Patrick F. Southwick

Name: Patrick F. Southwick
Title: Vice President, Equilon

VERTEX REFINING OPERATING, LLC

a Texas limited liability company

By: /s/ Benjamin P. Cowart

Name: Benjamin P. Cowart

Title: CEO

Signature Page to Swapkit Purchase Agreement

Emmy SPA definitions:

•	“Closing” means the Closing of the sale and purchase of the Assets under this Agreement;
•	“Closing Date” has the meaning given to it in Clause 5.1;
•	Seller Software” means the software and online services identified in Exhibit A in relation to which a member of the Shell Group owns all intellectual property rights;
•	“IT Systems” means all IT Equipment, software, networks, services, databases, IT infrastructure components or tools and any Intellectual Property that is an integral part of such IT Equipment and software, including Seller Software and Third Party Software used by the Seller. A full and complete list of all IT Systems is identified in Exhibit B.
•	“Third Party Software” means the software and online services, other than Seller Software, which is used by the Seller at the date of this Agreement, and is identified at Exhibit C.
•	“Non-Group IT Equipment” means IT Equipment which is not owned by the Seller, and is identified at Exhibit D;
•	“IT Equipment” means equipment used by the Seller in connection with information technology (IT) services as at the date of this Agreement, including (but not limited to) personal computers and peripherals, printers, scanners, mobile computing devices, mobile telephones, desk phones and PBX systems, servers, storage, racks, voice and data network devices;
•	“Shell Software Licence Agreement” means an agreement in the form set out in Exhibit A;“Shell IP-address” means any internet protocol address assigned to (a) Shell prior to the Closing Date; or (b) any member of the Shell Group;
•	“Shell Group” means, the Seller, the Ultimate Parent Company of the Seller and the Ultimate Parent Company’s Affiliates from time to time;
•	“Shell Process Licence Agreement” means an agreement in the form set out in Exhibit B;
•	“Buyer’s Group” means the Buyer and any Affiliates of the Buyer;
•	“Software” means computer software including computer programs, applications and databases in any form, including source code and object code, operating systems and specifications, firmware, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.